Exhibit 4.4

EMERALD HEALTH THERAPEUTICS, INC.

Condensed Interim Consolidated Financial Statements

For the three and nine months ended September 30, 2018 and 2017

(Unaudited)

(Expressed in Canadian Dollars)

EMERALD HEALTH THERAPEUTICS, INC.

CONDENSED INTERIM CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

(Unaudited)

(Expressed in Canadian dollars)

	September 30	December 31
	2018	2017
ASSETS

Current
Cash and cash equivalents	$52,905,302	$44,523,145
Accounts receivable (Note 5)	1,616,706	278,232
Biological assets (Note 6)	1,790,278	114,559
Inventory (Note 7)	2,844,026	727,635
Prepaid expenses	1,738,323	167,911
Due from related parties (Note 16)	9,507,248	324,674
Total current assets	70,401,883	46,136,156

Plant and equipment (Note 9)	11,122,335	1,031,335
Plant under construction (Note 10)	7,054,011	2,772,051
Deposits on materials and equipment (Note 11)	2,000,000	-
Refundable deposits	196,391	196,391
Intangible assets (Note 12)	87,029,194	2,851,855
Goodwill	169,323	169,323
Long-term investment (Note 13)	436,132	666,667
Investment in joint venture (Note 14)	24,228,072	19,907,061
Total non-current assets	132,235,458	27,594,683
TOTAL ASSETS	$202,637,341	$73,730,839

LIABILITIES

Current liabilities
Accounts payable and accrued liabilities	$5,570,227	$1,378,645
Current portion of long-term debt (Note 15)	2,536,758	-
Deferred payment (Note 4)	22,308,583	-
Payable to joint venture (Note 14)	-	4,000,000
Due to related parties (Note 16)	319,091	247,505
Total current liabilities	30,734,659	5,626,150

Deferred income tax liability	-	317,497
TOTAL LIABILITIES	$30,734,659	$5,943,647

SHAREHOLDERS' EQUITY
Share capital (Note 17)	193,262,959	77,912,246
Warrants	4,360,000	461,772
Contributed surplus	13,235,310	5,285,709
Accumulated deficit	(38,955,587)	(17,829,369)
TOTAL SHAREHOLDERS' EQUITY	171,902,682	65,830,358

Non-controlling interest (Note 4)	-	1,956,834
TOTAL LIABILITIES AND EQUITY	$202,637,341	$73,730,839
Nature and continuance of operations (Note 1)
Commitments (Note 19)
Events after the reporting period (Note 24)
On behalf of the Board of Directors:

/s/ Avtar Dhillon	/s/ Punit Dhillon
Director	Director

The accompanying notes form an integral part of these condensed interim consolidated financial statements

1

EMERALD HEALTH THERAPEUTICS, INC.

CONDENSED INTERIM CONSOLIDATED STATEMENTS OF LOSS AND COMPREHENSIVE LOSS

(Unaudited)

(Expressed in Canadian dollars)

	Three months ended September 30 2018	Three months ended September 30 2017	Nine months ended September 30 2018	Nine months ended September 30 2017

Revenue
Sales (Note 22)	$321,070	$211,316	$978,550	$658,292

Cost of sales
Cost of goods sold	300,785	161,136	856,073	517,694
Production costs	910,497	114,487	1,634,412	438,380
Gain on changes in fair value of biological assets	(1,302,377)	(64,307)	(2,674,261)	(208,637)
Gross margin	412,165	-	1,162,326	(89,145)

Expenses
General and administrative	4,735,075	1,292,148	10,691,659	3,141,208
Sales and marketing	2,685,549	77,958	3,840,389	282,158
Research and development	92,568	30,711	273,521	167,274
Depreciation (Note 9 and 12)	1,217,003	49,567	2,393,459	132,006
Share-based payments (Note 17)	2,165,851	271,968	6,201,559	842,942
	10,896,046	1,722,352	23,400,587	4,565,588

Loss from operations	10,483,881	1,722,352	22,238,261	4,654,733

Share of income from joint venture (Note 14)	(3,940,373)	278,016	(4,321,011)	278,016
Interest income	(222,740)	(60,997)	(747,240)	(118,494)
Fair value changes in financial assets (Note 13)	105,890	-	230,535	-
Deferred income tax recovery	-	-	(317,497)	-
NET LOSS AND COMPREHENSIVE LOSS	6,426,658	1,939,371	17,083,048	4,814,255

Net loss and comprehensive loss attributable to:
Emerald Health Therapeutics, Inc.	6,345,718	1,939,371	16,676,533	4,814,255
Non-controlling interest	80,940	-	406,515	-
	6,426,658	1,939,371	17,083,048	4,814,255

Net loss per common share
Basic and diluted	$0.05	$0.02	$0.13	$0.06

Weighted average number of common shares outstanding
Basic and diluted	136,166,730	93,071,874	127,162,988	85,623,260

The accompanying notes form an integral part of these condensed interim consolidated financial statements

2

EMERALD HEALTH THERAPEUTICS, INC.

CONDENSED INTERIM CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

(Unaudited)

(Expressed in Canadian dollars)

	Share Capital		Warrants
							Total	Non-
	# of		# of		Contributed	Accumulated	Shareholders'	Controlling	Total
	Shares	Amount	Warrants	Amount	Surplus	Deficit	Equity	Interest	Equity

Balance, December 31, 2017	106,787,226	$77,912,246	9,707,677	$461,772	$5,285,709	$(17,829,369)	$65,830,358	$1,956,834	$67,787,192

Shares issued on stock option exercises (Note 17)	817,272	983,039	-	-	(369,050)	-	613,989	-	613,989
Units issued on prospectus offerings (Note 17)	10,000,000	40,740,000	10,000,000	9,060,000	-	-	49,800,000	-	49,800,000
Share issuance costs	-	(273,628)	-	-	-	-	(273,628)	-	(273,628)
Acquisition of Agro-Biotech (Note 4)	9,911,894	45,000,000	-	-	-	-	45,000,000	-	45,000,000
Deemed Issuance for acquisition of Northern Vine (Note 4)	1,093,938	4,000,000	-	-	-	(4,449,685)	(449,685)	(1,550,319)	(2,000,004)
Shares issued on warrant exercises (Note 17)	8,239,863	24,901,302	(8,239,863)	(3,044,679)	-	-	21,856,623	-	21,856,623
Warrants expired	-	-	(3,056,050)	(2,117,093)	2,117,093	-	-	-	-
Share-based payments (Note 17)	-	-	-	-	6,201,558	-	6,201,558	-	6,201,558
Net loss and comprehensive loss	-	-	-	-	-	(16,676,533)	(16,676,533)	(406,515)	(17,083,048)
Balance, September 30, 2018	136,850,193	$193,262,959	8,411,764	$4,360,000	$13,235,310	$(38,955,587)	$171,902,682	$-	$171,902,682

Balance, December 31, 2016	67,794,698	$9,756,732	8,489,451	$-	$3,043,099	$(9,097,537)	$3,702,294	$-	$3,702,294

Shares issued on stock option exercise	453,000	308,658	-	-	(135,747)	-	172,911	-	172,911
Units issued on prospectus offering	24,870,100	36,260,901	-	-	-	-	36,260,901	-	36,260,901
Warrants issued on prospectus offering	-	-	12,690,250	4,679,773	-	-	4,679,773	-	4,679,773
Share issuance costs	-	(3,149,516)	-	-	-	-	(3,149,516)	-	(3,149,516)
Compensation options	-	(350,098)	-	-	350,098	-	-	-	-
Share-based payments	-	-	-	-	842,942	-	842,942	-	842,942
Net loss and comprehensive loss	-	-	-	-	-	(4,814,255)	(4,814,255)	-	(4,814,255)
Balance, September 30, 2017	93,117,798	$42,826,677	21,179,701	$4,679,773	$4,100,392	$(13,911,792)	$37,695,050	$-	$37,695,050

The accompanying notes form an integral part of these condensed interim consolidated financial statements

3

EMERALD HEALTH THERAPEUTICS, INC.

CONDENSED INTERIM CONSOLIDATED STATEMENTS OF CASH FLOW

(Unaudited)

(Expressed in Canadian dollars)

	Nine months ended September 30 2018	Nine months ended September 30 2017

Operating activities
Net loss	$(17,083,048)	$(4,814,255)
Items not involving cash
Depreciation	2,393,459	132,006
Gain on changes in fair value of biological assets	(2,674,261)	(208,637)
Fair value changes in financial assets	230,535	-
Share-based payments	6,201,559	842,942
Share of loss from joint venture	(4,321,011)	278,016
Interest expense	144,261	-
Deferred income tax recovery	(317,497)	-
Changes in non-cash operating working capital
Accounts receivable	(1,233,683)	(196,863)
Due from related parties	(1,182,574)	(132,538)
Prepaid expenses	(1,569,486)	(145,983)
Inventory and biological assets	(506,703)	(454,469)
Accounts payable and accrued liabilities	2,918,467	(26,419)
Due to related parties	149,494	(29,145)
Net cash flows used in operating activities	(16,850,488)	(4,755,345)

Investing activities
Investment in joint venture (Note 14)	(12,000,000)	(12,227,259)
Acquisition of assets, net of cash acquired (Note 4)	(22,634,061)	-
Acquisition of business, net of cash acquired (Note 4)	(2,000,000)	-
Deposits on equipment	(2,000,000)	(19,147)
Purchase of plant and equipment	(8,050,364)	(1,160,868)
Purchase of intangible assets	(5,183)	-
Refundable deposits	-	(196,391)
Net cash flows used in investing activities	(46,689,608)	(13,603,665)

Financing activities
Principal payment on long-term debt	(57,221)	-
Proceeds from prospectus offering	49,800,000	40,940,674
Share issuance costs	(291,137)	(3,149,516)
Stock option exercises	613,989	172,911
Warrant exercises	21,856,622	-
Net cash flows generated from financing activities	71,922,253	37,964,069

Increase in cash and cash equivalents	8,382,157	19,605,059
Cash and cash equivalents, beginning of period	44,523,145	3,217,205
Cash and cash equivalents, end of period	$52,905,302	$22,822,264

The accompanying notes form an integral part of these condensed interim consolidated financial statements

4

EMERALD HEALTH THERAPEUTICS, INC.

NOTES TO CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

For the three and nine months ended September 30, 2018 and 2017

(Unaudited)

(Expressed in Canadian dollars)

1.	NATURE AND CONTINUANCE OF OPERATIONS

Emerald Health Therapeutics, Inc. (the "Company"), is classified as a Tier 1 Venture Issuer on the TSXV, with its common shares (“Common Shares”) listed under the trading symbol “EMH”. The Company is also traded on the OTCQX, with its Common Shares listed under the trading symbol “EMHTF”. The Company was incorporated pursuant to the Business Corporations Act (British Columbia), and its registered office is at Suite 2600 Oceanic Plaza, 1066 West Hastings Street, Vancouver, BC, V6E 3X1.

On May 2, 2018 the Company acquired 100% of the issued and outstanding shares of Agro-Biotech Sciences Inc. and its affiliate Agro-Biotech Property Holdings Inc. (together “Agro-Biotech”). The principle business of Agro-Biotech Sciences Inc. is the production of dried cannabis flower. The principle business of Agro-Biotech Property Holdings Inc. is to hold the land and building occupied by Agro-Biotech Sciences Inc. for cannabis production.

The Company owns 100% of the shares of Emerald Health Therapeutics Canada Inc. (“EHTC”), a company incorporated pursuant to the Business Corporations Act (British Columbia). The principle business of EHTC is the production and sale of cannabis pursuant to the Cannabis Act (Canada) (the “Cannabis Act”).

Through EHTC’s 50% equity interest in Pure Sunfarms Corp. (“Pure Sunfarms”), the Company cultivates and intends to distribute wholesale cannabis and cannabis extracts for therapeutic and non-therapeutic use purposes.

Through EHTC’s 100% owned subsidiary, Northern Vine Canada Inc. (“Northern Vine”), a Licensed Dealer under the provisions of the Canadian Controlled Drugs and Substances Act, the Company operates a laboratory facility located in Langley, British Columbia.

2.	BASIS OF PRESENTATION

These condensed interim consolidated financial statements do not include all disclosures normally provided in annual financial statements and should be read in conjunction with the Company’s audited financial statements for the year ended December 31, 2017. Accordingly, accounting policies, estimates, and judgements applied are the same as those applied in the Company’s financial statements for the year ended December 31, 2017, unless otherwise indicated. The Company assesses its accounting estimates and judgements every reporting period.

The Company’s interim results are not necessarily indicative of its results for a full year.

a)	Statement of Compliance

These condensed interim consolidated financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”) and its interpretations and comply with International Accounting Standard (“IAS”) 34 Interim Financial Reporting.

5

EMERALD HEALTH THERAPEUTICS, INC.

NOTES TO CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

For the three and nine months ended September 30, 2018 and 2017

(Unaudited)

(Expressed in Canadian dollars)

These condensed interim consolidated financial statements were authorized for filing by the Board of Directors on November 29, 2018.

b)	Basis of measurement

These condensed interim consolidated financial statements have been prepared on a going concern basis, at historical cost except for certain financial instruments and biological assets, which are measured at fair value.

c)	Basis of consolidation

These condensed interim consolidated financial statements include the accounts of the Company and its subsidiaries. All intercompany transactions and balances are eliminated on consolidation. Subsidiaries are all entities over which the Company has control. The Company controls an entity when the Company is exposed to, or has rights to, variable returns from its involvement with the entity and has the ability to affect those returns through its power over the entity.

The subsidiaries of the Company at September 30, 2018 and December 31, 2017 include the following:

	Ownership Interest
Name of subsidiary	September 30, 2018	December 31, 2017

Agro-Biotech Sciences Inc.	100%	N/A
Agro-Biotech Property Holdings Inc.	100%	N/A
Emerald Health Therapeutics Canada Inc. ("EHTC")	100%	100%
Pure Sunfarms Canada Inc. ("PSC")	100%	100%
Northern Vine Canada Inc. ("Northern Vine")	100%	53%

d)	Functional and presentation currency

The Company and its subsidiaries’ functional currency is Canadian dollars. All dollar amounts presented are in Canadian dollars unless otherwise specified.

3.	ACCOUNTING POLICIES

These condensed interim consolidated financial statements have been prepared using the same accounting policies as those used in the Company’s annual financial statements at December 31, 2017 with the exceptions noted below.

6

EMERALD HEALTH THERAPEUTICS, INC.

NOTES TO CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

For the three and nine months ended September 30, 2018 and 2017

(Unaudited)

(Expressed in Canadian dollars)

Biological Assets

The Company measures biological assets consisting of cannabis on plants at fair value less cost to sell up to the point of harvest, which becomes the basis for the cost of finished goods inventories after harvest. Seeds are measured at fair market value, except for a portion which are restricted with respect to distribution due to the conditions under which they were acquired that are measured at cost.

Gains or losses arising from changes in fair value less cost to sell are included in the results of operations of the related period.

Production Costs

Production costs includes costs incurred in the period that relate to the production and growth of cannabis plants. Costs include labour directly related to growing activities, growing medium and supplies, nutrients, rent, and electricity.

Inventory

Inventories of dried cannabis consist of harvested cannabis and purchased cannabis and are valued at the lower of cost and net realizable value. Inventories of harvested cannabis are transferred from biological assets at their fair value at harvest, which becomes the deemed cost. Any subsequent post-harvest costs incurred to dry and package the product are capitalized to inventory to the extent that cost is less than net realizable value.

Inventories of cannabis oils are derived from dried cannabis and may include the deemed cost of inventory that arose from the fair value measurement of biological assets. Additional costs to produce, test and package cannabis oils are capitalized to inventory to the extent that cost is less than net realizable value.

Goods for resale are measured at the lower of cost and net realizable value. Supplies and consumables are valued at cost.

Net realizable value is determined as the estimated selling price in the ordinary course of business less the estimated costs of completion and the estimated costs necessary to make the sale. Cost is determined using the average cost basis.

Warrants

Warrants issued as part of unit offerings subsequent to December 31, 2017, have been measured by the relative fair value approach. Under the relative fair value approach, the total proceeds of a unit offering are allocated to the components of the unit in proportion to their relative fair values, as determined by using the Black-Scholes Option-Pricing Model.

7

EMERALD HEALTH THERAPEUTICS, INC.

NOTES TO CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

For the three and nine months ended September 30, 2018 and 2017

(Unaudited)

(Expressed in Canadian dollars)

Financial Instruments

Effective January 1, 2018, the Company adopted IFRS 9 Financial Instruments (“IFRS 9”), which replaced IAS 39 Financial Instruments: Recognition and Measurement (“IAS 39”). The standard eliminates the existing IAS 39 categories of held to maturity, available-for-sale and loans and receivable.

The adoption of this standard did not have a material impact on the measurement of the Company’s financial instruments in these condensed interim consolidated financial statements, however additional disclosures have been provided.

The following table summarizes the original measurement categories under IAS 39 and the new measurement categories under IFRS 9 for each class of the Company’s financial assets and financial liabilities:

	IAS 39	IFRS 9
	Classification	Classification
Financial Assets
Cash	FVTPL	FVTPL
Cash equivalents	Amortized cost	Amortized cost
Accounts receivable	Amortized cost	Amortized cost
Due from related parties	Amortized cost	Amortized cost
Refundable deposits	Amortized cost	Amortized cost
Long-term investment	FVTPL	FVTPL

Financial Liabilities
Accounts payable and accrued liabilities	Amortized cost	Amortized cost
Payable to joint venture	Amortized cost	Amortized cost
Due to related parties	Amortized cost	Amortized cost

The following are new accounting policies for financial instruments:

Financial assets

The Company classifies its financial assets as either subsequently measured at amortized cost, at fair value through other comprehensive income, or at fair value through profit or loss. Upon initial recognition, management determines the classification of its financial assets based upon the purpose for which the financial assets were acquired. Measurement and classification of financial assets is determined based on the entity’s business model for managing the financial assets and the contractual cash flow characteristics of the financial asset. Management may, at initial recognition, irrevocably designate a financial asset as measured at fair value through profit or loss to prevent a measurement or recognition inconsistency.

8

EMERALD HEALTH THERAPEUTICS, INC.

NOTES TO CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

For the three and nine months ended September 30, 2018 and 2017

(Unaudited)

(Expressed in Canadian dollars)

Financial assets are derecognized when they mature or are sold and substantially all the risks and rewards of ownership have been transferred.

Financial liabilities

The Company initially recognizes financial liabilities at fair value and are subsequently measured at amortized cost.

Revenue from Contracts with Customers

Effective January 1, 2018, the Company adopted IFRS 15 Revenue from Contracts with Customers. The Company recognizes revenue from contracts with customers based on a five-step model, which is applied to all contracts with customers.

There were no changes required to the statements of financial position or statements of loss and comprehensive loss as a result of adopting this standard, other than enhanced disclosures.

New accounting pronouncements, issued but not yet adopted

IFRS 16, Leases – replaces the guidance in IAS 17 Leases and establishes principles for the recognition, measurement, presentation and disclosure of leases, with the objective of ensuring that lessees and lessors provide relevant information that faithfully represents those transactions.

IFRS 16 applies to annual reporting periods beginning on or after January 1, 2019. The Company is assessing the impact of this new standard on its consolidated financial statements.

4.	ACQUISITIONS

Northern Vine Canada Inc. – Increase of Ownership

On November 17, 2017, the Company acquired control of Northern Vine by way of shares purchased from treasury resulting in ownership of 53% of the issued and outstanding shares of Northern Vine.

On May 15, 2018, the Company increased its ownership of Northern Vine to 65% by way of additional shares purchased from treasury for $2.75 million paid in cash.

On August 14, 2018, the Company increased its ownership in Northern Vine to 100% by purchasing all of the shares of Northern Vine held by Abattis Bioceuticals Corp (“Abattis”). The Company paid $2 million in cash and issued 1,093,938 Common Shares valued at $4 million, for total consideration of $6 million.

In the event that the Company receives gross revenue of $10 million or more within thirty-six months ended August 9, 2021, from the sale of products or services introduced by Abattis, the Company will issue additional Common Shares with a deemed value of $4 million.

If the Company had increased its interest at the beginning of the year there would have been no change to revenue or net loss as Northern Vine is a consolidated subsidiary. The net loss attributable to the Company would have increased by $406,517 and the net loss attributable to the non-controlling interest would have decreased by $406,517.

9

EMERALD HEALTH THERAPEUTICS, INC.

NOTES TO CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

For the three and nine months ended September 30, 2018 and 2017

(Unaudited)

(Expressed in Canadian dollars)

The increase in the Company’s ownership interest was accounted for as an equity transaction.

Upon the initial acquisition of 53% ownership, the non-controlling interest was measured by proportionate share in the recognized amounts of the identifiable net assets. The change in non-controlling interest at the time of the May 15, 2018 transaction and the acquisition of the non-controlling interest at the time of the August 14, 2018 transaction were also measured by the proportionate share of net identifiable assets method.

The equity transaction is as follows for the increase to 65% ownership:

Preliminary
$
Net assets acquired	2,750,000
Non-controlling interest	(1,292,500)
12% reduction of non-controlling interest	770,296
Reduction to equity	522,204
Total purchase price	2,750,000

Acquisition of Non-Controlling Interest:

$
Initial amount at acquisition, November 17, 2017	2,066,826
Loss attributed as at December 31, 2017	(109,992)
Non controlling interest of 47% as at December 31, 2017	1,956,834

Loss attributed January 1, 2018 to May 15, 2018	(232,342)
Increase due to issuance of shares from treasury for cash consideration	1,292,500
12% reduction of non-controlling interest	(770,296)
Non-controlling interest of 35% as at May 16, 2018	2,246,696

Loss attributed May 16, 2018 to August 14, 2018	(174,175)
Non-controlling interest of 35% as at August 14, 2018	2,072,521

35% reduction of non-controlling interest	(2,072,521)
Nil non-controlling interest as at September 30, 2018	-

Nominal transaction costs were expensed during the nine months ended September 30, 2018.

10

EMERALD HEALTH THERAPEUTICS, INC.

NOTES TO CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

For the three and nine months ended September 30, 2018 and 2017

(Unaudited)

(Expressed in Canadian dollars)

Agro-Biotech

On May 2, 2018, the Company acquired 100% of the issued and outstanding shares of Agro-Biotech Sciences Inc. and its affiliate Agro-Biotech Property Holdings Inc. (together “Agro-Biotech”), and the shareholder loans payable by Agro-Biotech, for total consideration of $90 million, subject to adjustment, payable 50% in cash and 50% in Common Shares (the “Purchase Price”). The Company paid $22.5 million in cash upon closing and $45 million was satisfied by the issuance of 9,911,894 Common Shares of which 4,955,947 Common Shares will be held in escrow until May 1, 2019 pursuant to an escrow agreement (Note 17). The remaining $22.5 million in cash is payable on May 1, 2019.

Until such time as the remaining $22.5 million cash payment is made, 21,491,603 shares, being equal to 25% of the outstanding Agro-Biotech Sciences Inc. shares, and 750 shares, being equal to 25% of the outstanding Agro-Biotech Property Holdings Inc. shares, will be held in escrow.

Agro-Biotech is a Licensed Producer under the Cannabis Act.

Management has determined that on the date of acquisition, Agro-Biotech did not have significant processes or outputs, therefore Agro-Biotech does not meet the definition of a business under IFRS 3 Business Combinations. As a result, the transaction was accounted for as an asset acquisition.

The total purchase price of the acquisition and the fair value of the net assets acquired of Agro-Biotech are disclosed below:

$
Cash	22,500,000
Deferred payment, present value of final $22.5 million cash payable May 2019 22,171,857
Portion specified as purchase of shareholder loans	(3,933,591)
9,911,894 Common Shares	45,000,000
Transaction costs	153,967
Total purchase price	85,892,233

11

EMERALD HEALTH THERAPEUTICS, INC.

NOTES TO CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

For the three and nine months ended September 30, 2018 and 2017

(Unaudited)

(Expressed in Canadian dollars)

$
Cash	19,906
Amounts receivable	104,791
Prepaid expenses	926
Property and equipment	6,311,123
Intangible assets	86,095,532
Total assets	92,532,278
Accounts payable and accrued liabilities	(120,010)
Current portion of long-term debt	(2,586,444)
Shareholder loans	(3,933,591)
Total liabilities	(6,640,045)

Net assets acquired	85,892,233

Prior to the purchase date, Pivot Pharmaceuticals Inc. served a statement of claim against Agro-Biotech. The Company believes that the claim is without merit. See Note 23 Claim against Agro-Biotech.

5.	ACCOUNTS RECEIVABLE

The Company’s accounts receivable is comprised of:

	September 30 2018	December 31 2017
	$	$
Goods and Services Tax refund receivable	1,127,544	186,410
Interest receivable	355,068	24,438
Other	134,094	67,384
	1,616,706	278,232

Accounts receivable are neither impaired nor past due.

12

EMERALD HEALTH THERAPEUTICS, INC.

NOTES TO CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

For the three and nine months ended September 30, 2018 and 2017

(Unaudited)

(Expressed in Canadian dollars)

6.	BIOLOGICAL ASSETS

The Company’s biological assets consist of cannabis seeds and cannabis plants. Changes in the Company’s biological assets are as follows:

	September 30 2018	December 31 2017
	$	$
Carrying amount, beginning of period	114,559	162,986
Costs incurred until harvest	-	218,874
Effect of unrealized changes in fair value of biological assets	2,674,261	(1,977)
Biological assets purchased	3,841	-
Biological assets sold	(133,680)	-
Transferred to inventory upon harvest	(868,703)	(265,324)
Carrying amount, end of period	1,790,278	114,559

As at September 30, 2018, included in the carrying amount of biological assets is $28,570 (December 31, 2017 - $25,113) in seeds and $1,761,708 (December 31, 2017 - $89,446) in live plants.

The significant assumptions used in determining the fair value of cannabis plants are as follows:

•	plant waste based on various stages of growth;
•	yield per plant;
•	selling price, less costs to sell;
•	percentage of costs incurred to date compared to the total costs to be incurred (to estimate the fair value of an in-process plant); and
•	costs incurred for each stage of plant growth.

As at September 30, 2018, on average, the biological assets were 43% complete as to the next expected harvest date, compared to a 40% average stage of completion as at September 30, 2017.

Biological assets are classified as Level 3 on the fair value hierarchy. Significant unobservable inputs used to fair value biological assets include the Company’s estimate of the yield of medical cannabis per plant. A 5% increase or decrease in the estimated yield of cannabis per plant would result in an increase or decrease in the fair value of biological assets of $88,085 at September 30, 2018 (December 31, 2017 - $4,472).

13

EMERALD HEALTH THERAPEUTICS, INC.

NOTES TO CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

For the three and nine months ended September 30, 2018 and 2017

(Unaudited)

(Expressed in Canadian dollars)

7.	INVENTORY

The Company’s inventory is comprised of:

	September 30 2018	December 31 2017
	$	$
Dried cannabis	1,926,986	524,651
Cannabis oils	461,624	190,116
Goods for resale	2,496	3,727
Supplies and consumables	452,920	9,141
	2,844,026	727,635

Inventory expensed and included in cost of sales during the three and nine months ended September 30, 2018 was $300,785 and $856,073 (three and nine months ended September 30, 2017 – $161,136 and $517,694). The fair value change in biological assets included in cost of goods sold during the three and nine months ended September 30, 2018 was $7,228 and $136,927 (three and nine months ended September 30, 2017 - $123,810 and $233,164).

8.	COST OF GOODS SOLD

Cost of sales represents the deemed cost of inventory that arose from the fair value measurement of biological assets, subsequent post-harvest costs capitalized to inventory, purchased dried cannabis, costs to produce cannabis oils capitalized to inventory (including the deemed cost of dried inventory that arose from the fair value measurement of biological assets that were used to produce cannabis oils), and packaging costs.

14

EMERALD HEALTH THERAPEUTICS, INC.

NOTES TO CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

For the three and nine months ended September 30, 2018 and 2017

(Unaudited)

(Expressed in Canadian dollars)

9.	PLANT AND EQUIPMENT

	Land	Building	Leasehold improvements	Growing, lab and extract equipment	Other equipment	Total
	$	$	$	$	$	$
Cost
Balance, December 31, 2016	-	-	184,929	455,779	52,253	692,961
Additions	-	-	59,242	299,675	42,931	401,848
Acquired through Northern Vine	-	-	30,300	237,271	-	267,571
Disposals	-	-	-	-	(911)	(911)
Balance, December 31, 2017	-	-	274,471	992,725	94,273	1,361,469
Additions	-	987,864	1,484,564	1,327,664	451,173	4,251,265
Acquired through Agro-Biotech	476,041	2,703,568	2,562,326	237,793	331,395	6,311,123
Disposals	-	-	-	-	(1,343)	(1,343)
Balance, September 30, 2018	476,041	3,691,432	4,321,361	2,558,182	875,498	11,922,514
Accumulated depreciation
Balance, December 31, 2016	-	-	46,004	96,951	20,818	163,773
Additions	-	-	33,605	113,702	19,484	166,791
Disposals	-	-	-	-	(430)	(430)
Balance, December 31, 2017	-	-	79,609	210,653	39,872	330,134
Additions	-	52,803	137,560	207,232	72,749	470,344
Disposals	-	-	-	-	(299)	(299)
Balance, September 30, 2018	-	52,803	217,169	417,885	112,322	800,179
Net book value
At December 31, 2017	-	-	194,862	782,072	54,401	1,031,335
At September 30, 2018	476,041	3,638,629	4,104,192	2,140,297	763,176	11,122,335

10.	PLANT UNDER CONSTRUCTION

During 2017, site preparation began on the Company’s new self-constructed plant located in Metro Vancouver, British Columbia. As at September 30, 2018 $7,054,011 (December 31, 2017 - $2,772,051) of expenditures were capitalized. Construction on the new asset is expected to continue throughout 2018, at the time the asset is ready for its intended use depreciation will commence.

11.	DEPOSITS ON MATERIALS AND EQUPMENT

Deposits on equipment as at September 30, 2018 consist of $2,000,000 funds held in trust for materials for the Company’s self-constructed plant located in Metro Vancouver (December 31, 2017 - $Nil).

15

EMERALD HEALTH THERAPEUTICS, INC.

NOTES TO CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

For the three and nine months ended September 30, 2018 and 2017

(Unaudited)

(Expressed in Canadian dollars)

12.	INTANGIBLE ASSETS

Intangible assets are initially recorded at cost, or at fair value on the acquisition date if acquired through a business combination. Depreciation is recognized on a straight-line basis over the estimated useful life of the intangible asset.

The estimated useful lives are as follows:

•	Computer Software – 2 to 4 years
•	Health Canada License – Lease term or useful life of the facility

The estimated useful lives and residual values are reviewed at each year-end and depreciation is adjusted on a prospective basis, if necessary.

The Company’s intangible assets continuity is as follows:

	Health Canada License	Computer Software	Total
	$	$	$
Cost
Balance, December 31, 2016	-	62,135	62,135
Acquired through Northern Vine	2,922,096	-	2,922,096
Balance, December 31, 2017	2,922,096	62,135	2,984,231
Acquired through Agro-Biotech	86,095,532	-	86,095,532
Additions	-	5,183	5,183
Balance, September 30, 2018	89,017,628	67,318	89,084,946

Accumulated depreciation
Balance, December 31, 2016	-	16,717	16,717
Additions	87,446	28,213	115,659
Balance, December 31, 2017	87,446	44,930	132,376
Additions	1,908,930	14,446	1,923,376
Balance, September 30, 2018	1,996,376	59,376	2,055,752

Net book value
At December 31, 2017	2,834,650	17,205	2,851,855
At September 30, 2018	87,021,252	7,942	87,029,194

16

EMERALD HEALTH THERAPEUTICS, INC.

NOTES TO CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

For the three and nine months ended September 30, 2018 and 2017

(Unaudited)

(Expressed in Canadian dollars)

13.	LONG-TERM INVESTMENTS

On November 27, 2017 the Company purchased 1,666,667 units of Avricore Health Inc. (“Avricore”, formerly VANC Pharmaceuticals Inc.), a related party, pursuant to a subscription agreement dated November 7, 2017. Each unit entitled the holder to 1,666,667 common shares and 1,666,667 common share purchase warrants. The common shares of Avricore are traded on the TSX Alpha Exchange under the symbol “AVCR.”

Each warrant entitles the holder to purchase one common share at the price of $0.20 per share. The warrants expire November 27, 2022, or earlier if the accelerated exercise provision is enacted. If the closing sales price trades at $0.25 or higher for 10 consecutive trading days, and Avricore, within 5 days of such event, provides notice by way of news release to the holders of the warrants of the early expiry of the warrants, then the warrants shall expire 30 days from the date of notice.

	Fair value December 31 2017	Change in fair value	Fair value September 30 2018
	$	$	$
Level 1 on fair value hierarchy
Avricore – shares	500,000	(250,000)	250,000

Level 2 on fair value hierarchy
Avricore - warrants	166,667	19,465	186,132
	666,667	(230,535)	436,132

The fair value of the warrants was calculated using the Black-Scholes option-pricing model with the following assumptions: expected life of 4.15 years, risk free interest rate of 2.28%, expected annualized volatility of 117.11% and nil expected dividend yield.

14.	INVESTMENT IN JOINT VENTURE

The Company has contributed $20 million in cash to the joint venture as at September 30, 2018. As at September 30, 2018 the amount payable to Pure Sunfarms was $Nil (December 31, 2017 - $4,000,000).

On July 5, 2018, the Company and Village Farms International, Inc. (together, the “Shareholders”) entered into a Shareholder Loan Agreement (the “Loan Agreement”) with Pure Sunfarms, whereby, as at September 30, 2018, the Shareholders had each contributed $8,000,000 in the form of a demand loan to Pure Sunfarms. The loan amounts will initially bear simple interest at the rate of 8% per annum, calculated annually. Interest will accrue and be payable upon demand being made by both Shareholders.

17

EMERALD HEALTH THERAPEUTICS, INC.

NOTES TO CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

For the three and nine months ended September 30, 2018 and 2017

(Unaudited)

(Expressed in Canadian dollars)

Profits and losses resulting from upstream and downstream transactions between the Company and its associate are recognized in the Financial Statements only to the extent of unrelated investor's interests in the associates. Unrealized losses are eliminated unless the transaction provides evidence of an impairment of the asset transferred.

Summarized financial information for Pure Sunfarms is set out below:

	September 30 2018	December 31 2017
	$	$
Non-current assets	55,104,705	23,144,466
Current assets (a)	18,491,011	17,381,496
Total assets	73,595,716	40,525,962

Non-current liabilities	-	-
Current liabilities	25,598,850	1,171,118
Total liabilities	25,598,850	1,171,118

(a) includes cash and cash equivalents	1,654,376	2,906,910

Income (loss) and comprehensive income (loss) (b)	8,642,021	(645,156)

(b) includes income tax recovery	-	238,620

The Company’s investment in Pure Sunfarms is as follows:

Balance at January 1, 2017		-
Investment in Joint Venture		20,000,000
Transaction costs		229,639
Share of loss		(322,578)
Balance at December 31, 2017		19,907,061
Share of income		4,321,011
Balance at September 30, 2018		24,228,072

18

EMERALD HEALTH THERAPEUTICS, INC.

NOTES TO CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

For the three and nine months ended September 30, 2018 and 2017

(Unaudited)

(Expressed in Canadian dollars)

A reconciliation of the summarized financial information to the carrying amount of the investment in Pure Sunfarms is set out below:

	September 30 2018	December 31 2017
	$	$
Total net assets of Pure Sunfarms	47,996,866	39,354,844
50% ownership interest held by the Company	23,998,433	19,677,422
Transaction costs	229,639	229,639
Carrying amount of the investment	24,228,072	19,907,061

To date, Pure Sunfarms has not issued dividends. As a privately held company, there are no quoted market prices available for the shares of Pure Sunfarms.

15.	LONG-TERM DEBT

		September 30	December 31
	Maturity Date	2018	2017
		$	$
National Bank of Canada mortgage variable interest of bank rate plus 0.65%	February 2019	2,536,757	-

Less: current portion		(2,536,757)	-

Long-term portion		-	-

The mortgage held by National Bank of Canada, has an amortization period of twenty years, is payable monthly in the amount of $11,444 plus interest, and is secured by the property held by Agro-Biotech Property Holdings Inc.

During the three and nine months ended September 30, 2018, the Company paid $34,874 and $52,797 (three and nine months ended September 30, 2017 – $Nil) in interest on mortgage.

16.	RELATED PARTY TRANSACTIONS

With Emerald Health Sciences Inc.

Emerald Health Sciences Inc. (“Sciences”) charged the Company $1,050,000 and $3,150,000 during the three and nine months ended September 30, 2018 (September 30, 2017 - $599,250 and $1,271,521) for services related to financing, business development, investor relations and acquisition activities, in accordance with the amended management agreement. Sciences charged the Company $Nil during the three and nine months ended September 30, 2018 (September 30, 2017 - $67,488 and $244,485) for invoices paid on behalf of the Company. As of September 30, 2018, the Company owed $Nil (December 31, 2017 - $125,486) to Sciences, this amount is included in the due to related parties caption on the condensed interim consolidated statements of financial position and is non-interest bearing. As of September 30, 2018, Sciences owed the Company $32,996 for invoices paid on behalf of Sciences, this amount is included in the due from related parties caption on the condensed interim consolidated statements of financial position.

19

EMERALD HEALTH THERAPEUTICS, INC.

NOTES TO CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

For the three and nine months ended September 30, 2018 and 2017

(Unaudited)

(Expressed in Canadian dollars)

During the nine months ended September 30, 2018 Sciences exercised 4,077,687 warrants at a price of $0.27 per warrant for total gross proceeds to the Company of $1,100,975.

As of September 30, 2018, Sciences held an aggregate of 43,234,242 shares, representing 32% (December 31, 2017 – 45,156,555 shares, representing 42%) of the issued and outstanding Common Shares and it held 4,411,764 (December 31, 2017 – 8,489,451) common share purchase warrants of the Company.

With the Company’s joint venture

As of September 30, 2018, Pure Sunfarms owes the Company $1,475,827 (December 31, 2017 - $324,674) for expenditures made on behalf of the joint venture. As of September 30, 2018, the Company owes to Pure Sunfarms $259,560 (December 31, 2017 - $nil). These amounts are included in the respective due to and due from related parties captions on the condensed interim consolidated statements of financial position, and are non-interest bearing.

On July 5, 2018, the Company and Village Farms International, Inc. (together, the “Shareholders”) entered into a Shareholder Loan Agreement (the “Loan Agreement”) with Pure Sunfarms, whereby, as at September 30, 2018, the Shareholders had each contributed $8,000,000 in the form of a demand loan to Pure Sunfarms. This loan amount can be found in the Consolidated Statements of Financial Position within the Due from Related Parties balance. The loan amounts will initially bear simple interest at the rate of 8% per annum, calculated annually. Interest will accrue and be payable upon demand being made by both Shareholders.

With a company controlled by the Company’s Executive Chairman

During the year ended December 31, 2017, the Company entered into a 30-year lease with a company (the “Landlord”) that is controlled by Dr. Avtar Dhillon, the Executive Chairman of the Company with respect to land in Metro Vancouver, British Columbia on which the Company is constructing its new production facility. During the three and nine months ended September 30, 2018, the Company paid to the Landlord $89,189 and $255,658 (September 30, 2017 - $86,471) in rent, $48,168 (September 30, 2017 - $Nil) for building permits, $40,699 (September 30, 2017 - $Nil) for invoices paid on behalf of the Company and a $60,000 (September 30, 2017 - $Nil) damage deposit. The Landlord also charged the Company $7,666 and $45,647 during the three and nine months ended September 30, 2018 (September 30, 2017 - $144,979) for services related to construction of the Company’s new facility. As of September 30, 2018, the Company owed $7,666 (December 31, 2017 - $77,244) to the Landlord, this amount is included in the due to related parties caption on the condensed interim consolidated statements of financial position and is non-interest bearing.

20

EMERALD HEALTH THERAPEUTICS, INC.

NOTES TO CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

For the three and nine months ended September 30, 2018 and 2017

(Unaudited)

(Expressed in Canadian dollars)

With a company whose CEO is also a director of the Company

The Company holds 1,666,667 common shares and 1,666,667 common share purchase warrants of Avricore as described in Note 13. The CEO of Avricore is also a director of the Company.

Remuneration of directors and key management of the Company

The remuneration awarded to directors and to senior key management including the Executive Chairman, the President, the Chief Executive Officer, and the Chief Financial Officer, includes the following expenses recognized during the period:

	For the nine	For the nine	For the nine	For the nine
	months ended	months ended	months ended	months ended
	September 30, 2018	September 30, 2017	September 30, 2018	September 30, 2017
	$	$	$	$
Wage and short-term benefits	256,204	139,598	734,554	465,461
Share-based payments (Note 17)	1,117,755	42,696	3,133,291	130,052
	1,373,959	182,294	3,867,845	595,513

Included in the due to related parties caption on the condensed interim consolidated statements of financial position at September 30, 2018 is $51,865 (December 31, 2017 - $44,775) due to related parties with respect to key management personnel and expense reimbursements and are non-interest bearing.

In the event that senior key management employment agreements are terminated by the Company, other than for just cause, such officers are entitled to a minimum severance amount equal to six months of salary.

These transactions are in the normal course of the operations on normal commercial terms and conditions.

17.	SHARE CAPITAL

Authorized

•	Unlimited number of Common Shares without par value
•	Unlimited number of preferred shares without par value, issuable in series

Issued

•	136,850,193 Common Shares (December 31, 2017 – 106,787,226)
•	Nil preferred shares (December 31, 2017 - Nil)

21

EMERALD HEALTH THERAPEUTICS, INC.

NOTES TO CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

For the three and nine months ended September 30, 2018 and 2017

(Unaudited)

(Expressed in Canadian dollars)

During the nine months ended September 30, 2018 the outstanding share capital increased by 30,062,967 Common Shares due to the following transactions:

•	A prospectus offering (the “January 2018 Offering”) completed January 8, 2018, for 3,000,000 units of the Company at a price of $5.00 per unit, for gross proceeds of $15,000,000. Each unit consisted of one Common Share and one common share purchase warrant of the Company, with each warrant entitling the holder to acquire an additional Common Share at an exercise price of $6.00 for a period of 36 months from the closing date;
•	A prospectus offering completed February 14, 2018, for 3,000,000 units of the Company at a price of $6.00 per unit, for gross proceeds of $18,000,000. Each unit consisted of one Common Share and one common share purchase warrant of the Company, with each warrant entitling the holder to acquire an additional Common Share at an exercise price of $7.00 for a period of 6 months from the closing date. The warrants expired, unexercised on August 13, 2018;
•	A prospectus offering completed May 22, 2018, for 4,000,000 units of the Company at a price of $4.20 per unit, for gross proceeds of $16,800,000. Each unit consisted of one Common Share and one common share purchase warrant of the Company, with each warrant entitling the holder to acquire an additional Common Share at an exercise price of $5.20 for a period of 18 months from the closing date;
•	Issued 9,911,894 shares for the acquisition of Agro-Biotech as described in Note 4;
•	Issued 1,093,938 shares for the acquisition of Northern Vine as described in Note 4;
•	A total of 4,077,687 warrants were exercised at an exercise price of $0.27 for gross proceeds of $1,100,975;
•	A total of 443,350 warrants were exercised at an exercise price of $2.00 for gross proceeds of $886,700;
•	A total of 718,826 warrants were exercised at an exercise price of $2.60 for gross proceeds of $1,868,948;
•	A total of 3,000,000 warrants were exercised at an exercise price of $6.00 for gross proceeds of $18,000,000; and
•	A total of 817,272 stock options were exercised ranging in exercise price from $0.03 to $4.25 for gross proceeds of $983,039.

Escrowed Common Shares

The shares issued as part of the purchase price of Agro-Biotech are subject to an Escrow Agreement. Under the agreement, 50% of the shares issued to the prior owners of Agro-Biotech remain in escrow until May 2019. As at September 30, 2018, 4,955,947 Common Shares (December 31, 2017 – Nil) were held in escrow.

Share based payments

The Board of Directors has the discretion to determine to whom options will be granted, the number and exercise price of such options and the terms and time frames in which the options will vest and be exercisable. The exercise price of the options must be no less than the closing market price of the Common Shares on the day preceding the grant.

22

EMERALD HEALTH THERAPEUTICS, INC.

NOTES TO CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

For the three and nine months ended September 30, 2018 and 2017

(Unaudited)

(Expressed in Canadian dollars)

	Number of Options	Weighted Average Exercise Price
		$
Balance at December 31, 2016	5,758,200	0.53
Granted	5,905,000	2.67
Forfeited	(270,836)	1.38
Exercised	(1,531,250)	0.73
Balance at December 31, 2017	9,861,114	1.76
Granted	2,017,500	4.41
Forfeited	(72,500)	4.46
Exercised	(817,272)	0.75
Balance at September 30, 2018	10,988,842	2.30

During the nine months ended September 30, 2018, the Company granted 2,017,500 stock options to employees and consultants. The stock options granted had exercise prices between $2.49 and $6.68, have expiry dates of five years and vest over three years. The weighted average fair value of the stock options granted was $2.28. The weighted average trading share price of the options exercised during the nine months ended September 30, 2018 was $5.56.

The fair values of the options granted during the nine months ended September 30, 2018 and 2017 were determined on the date of the grant using the Black-Scholes option pricing model with the following assumptions:

	September 30 2018	September 30 2017
Risk free interest rate	1.73% - 2.14%	0.74% - 1.16%
Expected life of options (years)	3	1-3
Expected annualized volatility	80%	80%
Expected dividend yield	Nil	Nil
Weighted average Black-Scholes value of each option	$2.28	$0.59

Volatility was estimated by using the historical volatility of other companies that the Company considers comparable that have similar trading and volatility history. The expected life in years represents the period of time that options granted are expected to be outstanding. The risk-free rate is based on Canada government bonds with a remaining term equal to the expected life of the options.

23

EMERALD HEALTH THERAPEUTICS, INC.

NOTES TO CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

For the three and nine months ended September 30, 2018 and 2017

(Unaudited)

(Expressed in Canadian dollars)

Incentive stock options outstanding and exercisable at September 30, 2018 are summarized as follows:

			Outstanding		Exercisable
Range of exercise prices	Quantity	Remaining contractual life (years)	Weighted average exercise price	Quantity	Weighted average exercise price
$			$		$
0.175 - 0.43	926,673	1.61	0.35	876,663	0.36
0.44 - 0.50	1,500,000	1.57	0.45	1,500,000	0.45
0.51 - 0.94	1,545,218	3.00	0.72	1,170,221	0.72
0.95 - 1.25	1,134,447	3.66	1.21	540,419	1.21
1.26 - 1.49	993,754	3.88	1.34	275,703	1.34
1.50 - 3.40	1,012,500	4.47	2.86	271,250	2.69
3.41 - 4.23	120,000	4.73	3.89	18,750	4.05
4.24 - 4.25	2,621,250	4.23	4.25	656,250	4.25
4.26 - 5.44	615,000	4.65	4.68	75,833	4.91
5.45 - 6.68	520,000	4.38	5.92	130,000	5.92
	10,988,842	3.44	2.300	5,515,089	1.38

The Company recorded share-based compensation expense related to the incentive stock options of $1,673,354 and $4,736,171 for the three and nine months ended September 30, 2018 ($276,598 and $809,887 for the three and nine months ended September 30, 2017). The expense has been charged to the condensed interim consolidated statements of loss and comprehensive loss.

24

EMERALD HEALTH THERAPEUTICS, INC.

NOTES TO CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

For the three and nine months ended September 30, 2018 and 2017

(Unaudited)

(Expressed in Canadian dollars)

Restricted share units

The Board of Directors has the discretion to determine to whom restricted share units (“RSUs”) will be granted, the number granted, and the terms and time frames in which the RSUs will vest and be settled.

	Number of RSUs	Weighted average fair value per unit at issue
		$
Balance at December 31, 2016	-	-
Granted	825,000	3.73
Balance at December 31, 2017	825,000	3.73
Granted	5,000	5.67
Balance at September 30, 2018	830,000	3.74

During the nine months ended September 30, 2018, the Company issued 5,000 RSUs to an employee, which vest on January 12, 2019 and settle in Common Shares. The Company recorded share-based compensation expense related to the RSUs of $492,496 and $1,465,388 for the three and nine months ended September 30, 2018 ($19,833 and $33,055 for the three and nine months ended September 30, 2017) to the condensed interim consolidated statement of loss and comprehensive loss.

25

EMERALD HEALTH THERAPEUTICS, INC.

NOTES TO CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

For the three and nine months ended September 30, 2018 and 2017

(Unaudited)

(Expressed in Canadian dollars)

18.	WARRANTS

	Number of Warrants	Weighted Average Exercise Price
		$
Balance at December 31, 2016	8,489,451	0.57

Issued in February 2017	5,117,500	2.00
Issued in April 2017	7,572,750	2.60
Issued upon exercise of compensation units	153,525	2.00
Issued upon exercise of compensation units	219,526	2.60
Exercised	(11,845,075)	2.36
Balance at December 31, 2017	9,707,677	0.80

Issued in January 2018	3,000,000	6.00
Issued in February 2018	3,000,000	7.00
Issued in May 2018	4,000,000	5.20
Exercised	(8,239,863)	2.65
Expired	(3,056,050)	6.91
Balance at September 30, 2018	8,411,764	2.92

Expire:
November 2021	4,411,764	0.85
November 2019	4,000,000	5.20
Balance at September 30, 2018	8,411,764	2.92

17.	COMMITMENTS

Operating leases

The Company has entered into certain operating lease commitments for land, office space and temporary housing through 2047. The future minimum lease payments for the next five years and thereafter are as follows:

26

EMERALD HEALTH THERAPEUTICS, INC.

NOTES TO CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

For the three and nine months ended September 30, 2018 and 2017

(Unaudited)

(Expressed in Canadian dollars)

	Remainder of 2018	2019	2020	2021	2022	2023	Thereafter
	$	$	$	$	$	$	$
Production facilities	46,560	152,117	21,290	-	-	-	-
Equipment	5,400	21,600	19,800	-	-	-	-
Office space	23,940	95,760	39,900	-	-	-	-
Temporary housing	18,900	24,300	-	-	-	-	-
Land (Note 16)	80,000	320,000	320,000	320,000	320,000	320,000	7,440,000
Total	174,800	613,777	400,990	320,000	320,000	320,000	7,440,000

During the year ended December 31, 2017, the Company entered into agreements for the supply of material and labour to build greenhouses. The Company committed to payments of $1,501,030 during the remainder of the year ended December 31, 2018.

20.	FINANCIAL INSTRUMENTS

The classification of the Company’s financial instruments, as well as their carrying amounts and fair values, are as follows:

	September 30, 2018		December 31, 2017
	Fair Value	Carrying Value	Fair Value	Carrying Value
	$	$	$	$
Financial Assets
FVTPL
Long-term investment	436,132	436,132	666,667	666,667
Amortized cost
Cash and cash equivalents	52,905,302	52,905,302	44,523,145	44,523,145
Accounts receivable	1,616,706	1,616,706	91,822	91,822
Due from related parties	9,507,248	9,507,248	324,674	324,674
Refundable deposits	196,391	196,391	196,391	196,391
Financial Liabilities
Amortized cost
Accounts payable and accrued liabilities	5,570,227	5,570,227	1,378,645	1,378,645
Current portion of long-term debt	2,536,758	2,536,758	-	-
Deferred payment	22,308,583	22,308,583	-	-
Payable to joint venture	-	-	4,000,000	4,000,000
Due to related parties	319,091	319,091	247,505	247,505

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EMERALD HEALTH THERAPEUTICS, INC.

NOTES TO CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

For the three and nine months ended September 30, 2018 and 2017

(Unaudited)

(Expressed in Canadian dollars)

The carrying value of the cash and cash equivalents, accounts receivable (excluding statutory receivable balances), due from related parties, refundable deposits, accounts payable and accrued liabilities, current portion of long-term debt, deferred payment, payable to joint venture and amounts due to related parties, approximate the fair value because of the short-term nature of these instruments.

Fair value hierarchy financial instruments recorded at fair value at the statement of financial position dates are classified using the fair value hierarchy, which reflects the significance of the inputs used in making the measurements. The fair value hierarchy has the following levels:

Level 1 – Valuation based on quoted prices [unadjusted] in active markets for identical assets or liabilities.

Level 2 – Valuation techniques based on inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly.

Level 3 – Valuation techniques using inputs for the asset or liability that are not based on observable market data.

There have been no transfers between fair value levels during the year.

The Company’s financial instruments that are recorded at fair value are presented in the following table:

	Fair Value Measurement
	Level 1	Level 2	Level 3	Total
	$	$	$	$
As at September 30, 2018

Financial Assets
Long-term investments	250,000	186,132	-	436,132

As at December 31, 2017

Financial Assets
Long-term investments	500,000	166,667	-	666,667

28

EMERALD HEALTH THERAPEUTICS, INC.

NOTES TO CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

For the three and nine months ended September 30, 2018 and 2017

(Unaudited)

(Expressed in Canadian dollars)

21.	SEGMENT INFORMATION

Segment reporting is prepared on the same basis that the Company’s President, who is the Company’s chief operating decision maker, manages the business, makes operating decisions and assesses performance. The Company operates in four reportable segments: Emerald Health Therapeutics, Inc. - corporate administration and branding and marketing; EHTC - the production and sale of cannabis pursuant to the Cannabis Act; Agro-Biotech - the production of cannabis pursuant to the Cannabis Act; and Northern Vine - laboratory services. As at September 30, 2018 and December 31, 2017, all the Company’s operations and assets are located in Canada. A summary and reconciliations of the reportable segments are provided below:

	Emerald Health Therapeutics, Inc.	EHTC	Northern Vine	Agro- Biotech	Total
	$	$	$	$	$
For the three months ended September 30, 2018
Sales	-	318,555	2,515	-	321,070
Interest revenue	222,533	207	-	-	222,740
Gain / (loss) from operations	(6,506,469)	(4,082,360)	(518,621)	623,569	(10,483,881)
Net income (loss) and comprehensive income (loss)	(6,389,826)	(141,780)	(518,621)	623,569	(6,426,658)
Share of income from joint venture	-	3,940,373	-	-	3,940,373
For the three months ended September 30, 2017
Sales	-	211,316	-	-	211,316
Interest revenue	60,976	21	-	-	60,997
Loss from operations	(1,236,778)	(485,574)	-	-	(1,722,352)
Net loss and comprehensive loss	(1,175,832)	(763,539)	-	-	(1,939,371)

29

EMERALD HEALTH THERAPEUTICS, INC.

NOTES TO CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

For the three and nine months ended September 30, 2018 and 2017

(Unaudited)

(Expressed in Canadian dollars)

	Emerald Health Therapeutics, Inc.	EHTC	Northern Vine	Agro- Biotech	Total
	$	$	$	$	$
For the nine months ended September 30, 2018
Sales	-	970,515	8,035	-	978,550
Interest revenue	747,033	207	-	-	747,240
Gain / (loss) from operations	(15,073,454)	(6,468,044)	(1,593,978)	897,215	(22,238,261)
Net income (loss) and comprehensive income (loss)	(14,556,956)	(2,146,826)	(1,276,481)	897,215	(17,083,048)
Share of income from joint venture	-	4,321,011	-	-	4,321,011
For the nine months ended September 30, 2017
Sales	-	658,292	-	-	658,292
Interest revenue	118,473	21	-	-	118,494
Loss from operations	(2,966,753)	(1,687,980)	-	-	(4,654,733)
Net loss and comprehensive loss	(2,848,280)	(1,965,975)	-	-	(4,814,255)

22.	SALES

A summary of the Company’s sales by product line is provided in the table below:

	For the three	For the three	For the nine	For the nine
	months ended	months ended	months ended	months ended
	September 30, 2018	September 30, 2017	September 30, 2018	September 30, 2017
Dried Cannabis	132,511	126,332	421,170	452,894
Cannabis Oils	185,183	83,468	540,363	200,347
Other	3,376	1,516	17,017	5,051
Total	321,070	211,316	978,550	658,292

23.	CLAIM AGAINST AGRO-BIOTECH

On February 21, 2018, Agro-Biotech and its former shareholders entered into a non-binding letter of intent (“LOI”) with Pivot Pharmaceuticals Inc. (“Pivot”) for the potential sale of Agro-Biotech. The parties were unable to agree to final terms and the LOI was terminated. On April 24, 2018 Agro-Biotech was served a statement of claim (the “Claim”) from Pivot which alleges that Agro-Biotech and its former shareholders failed to negotiate in good faith. Pivot is seeking damages of $72.4 million. The Company believes that the Claim is without merit and intends on defending the itself to the fullest extent possible.

30

EMERALD HEALTH THERAPEUTICS, INC.

NOTES TO CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

For the three and nine months ended September 30, 2018 and 2017

(Unaudited)

(Expressed in Canadian dollars)

No amount has been accrued in these financial statements in respect of the Claim. Any costs ultimately assessed against the Company in respect of this Claim and will be recorded in the period in which actual determination of the liability, if any, is made.

24.	EVENTS AFTER THE REPORTING PERIOD

Emerald Health Naturals, Inc.

On April 17, 2018, the Company entered into a binding agreement with Emerald Health Bioceuticals, Inc. (“EHB”), 1160305 BC Ltd., GAB Innovations, Inc. and Dr. Gaetano, a director of Sciences with respect to Emerald Health Naturals (“EHN”). The Company will invest $5,000,000 for 51% ownership of EHN and EHB will grant EHN the exclusive Canadian distribution rights to EHB’s product line for 49% ownership of EHN. EHB’s product line consists of nutritional supplements, which use non-cannabis, non-psychoactive plant-based ingredients to provide potentially beneficial support to the body’s endocannabinoid system.

Subsequent to September 30, 2018, the Company received TSXV conditional approval for the transaction.

Factors R&D Technology, Inc.

On August 27, 2018 the Company signed a term sheet with Factors R&D Technology, Inc. (“FTI”), in which FTI will provide pharmaceutical-grade, industrial-scale manufacturing capacity as well as expertise in GMP-level extraction, softgel production, and packaging. FTI will provide the Company with access to a facility capable of processing up to 1 million kg of biomass annually and softgel production capacity of up to 600 million capsules per year. The Company will pay an initial $5 million fee to FTI to cover the initial costs of transition to cannabis extraction. As part of this arrangement, EHN will issue shares to FTI representing 25% of its issued shared capital. This share issue is expected to reduce the Company’s future ownership of EHN to 38%.

Options granted subsequent to period end

Subsequent to September 30, 2018, the Company granted 321,000 options to purchase Common Shares with exercise prices between $3.40 and $4.60. These options vest over three years with an expiry date five years from the grant date.

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